Exhibit 99.1

CVR ENERGY, INC.
2277 PLAZA DRIVE, SUITE 500
SUGAR LAND, TEXAS 77479

NOTICE OF ELECTION TO PURCHASE
COMMON UNITS REPRESENTING LIMITED PARTNER INTERESTS OF
CVR REFINING, LP

JANUARY 18, 2019

Reference is made to the First Amended and Restated Agreement of Limited Partnership, dated as of January 23, 2013, as amended (the “Partnership Agreement”), of CVR Refining, LP, a Delaware limited partnership (the “Partnership”). Unless otherwise specified, capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Partnership Agreement.

This document constitutes a Notice of Election to Purchase pursuant to Section 15.1(b) of the Partnership Agreement and serves as notice that CVR Energy, Inc., a Delaware corporation (“CVI”), has exercised its right pursuant to Section 15.1(b) of the Partnership Agreement (which right was previously assigned to CVI by CVR Refining GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”)) to purchase all of the Limited Partner Interests Outstanding held by Persons other than the General Partner and its Affiliates.

The only class of Limited Partner Interests of the Partnership Outstanding that is not entirely held by either the General Partner or its Affiliates is that consisting of Common Units. All conditions precedent to the exercise by CVI of its right pursuant to Section 15.1(b) of the Partnership Agreement have been fulfilled. CVI hereby elects to purchase all Common Units Outstanding held by Persons other than the General Partner and its Affiliates in exchange for payment of the Purchase Price set forth below, at the offices of American Stock Transfer & Trust Company, LLC, the paying agent for the Common Units (the “Paying Agent”) set forth below.

Securities to Be Purchased:	All Outstanding Common Units held by Persons other than the General Partner and its Affiliates

CUSIP:	12663P107

Purchase Date:	January 29, 2019 (the “Purchase Date”)

Purchase Price:

$10.50 per Common Unit (the “Purchase Price”), which is equal to the average of the daily Closing Prices on the New York Stock Exchange per Common Unit for the 20 consecutive Trading Days ending on January 14, 2019.

Aggregate Purchase Price for All Common Units to Be Purchased:	$240,545,865

Address and Telephone Number of the Paying Agent:	American Stock Transfer & Trust Company, LLC Operations Center Att’n: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219 1-877-248-6417

This Notice of Election to Purchase is being mailed on January 18, 2019 to holders of record of the Common Units as of the close of business on January 17, 2019.

Prior to the Purchase Date, CVI shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Purchase Price of all Common Units to be purchased. If on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Common Units subject to purchase, then from and after the Purchase Date, all rights of the holders of such Common Units (including any rights pursuant to Articles IV, V, VI and XII of the Partnership Agreement) shall thereupon cease, except the right to receive the Purchase Price (determined in accordance with Section 15.1(b) of the Partnership Agreement) therefor, without interest, and such Common Units shall thereupon be deemed to be transferred to CVI on the record books of the transfer agent and the Partnership, and CVI shall be deemed to be the owner of all such Common Units from and after the Purchase Date and shall have all rights as the owner of such Common Units (including all rights as owner of such Common Units pursuant to Articles IV, V, VI and XII of the Partnership Agreement).

Common Units held through The Depository Trust Company (“DTC”) should be surrendered for payment in accordance with DTC’s procedures therefor. Payment of the Purchase Price with respect to Common Units held in uncertificated or book-entry form on the books of the transfer agent will be made in accordance with the applicable procedures of the Paying Agent.

For more information regarding this Notice of Election to Purchase, you may contact the Paying Agent at the address or telephone number set forth above.

Common Unit Purchase from Affiliates

On January 17, 2019, CVI also entered into a purchase agreement with American Entertainment Properties Corp. (“AEP”) and Icahn Enterprises Holdings L.P. (“IEP”), each an Affiliate of the General Partner, pursuant to which, on the Purchase Date, all of the Common Units held by AEP and IEP will be purchased by CVI for a cash purchase price per Common Unit equal to the Purchase Price, or $60,375,000 in the aggregate.